                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 333-95777


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This prospectus supplement relates to an effective registration statement + +under the Securities Act of 1933, but is not complete and may be changed. +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 13, 2000
       PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL , 2000

                                  $200,000,000

                            USFreightways Corporation

                          % Guaranteed Debentures due 20

                                   ---------

  We will pay interest on the Guaranteed Debentures each          and
 . The first interest payment will be made on      , 2000. We may redeem the
Guaranteed Debentures prior to maturity. There is no sinking fund for the Guaranteed Debentures. The Guaranteed Debentures are unsecured and rank equally with all of our other unsecured senior indebtedness. Substantially all of our domestic subsidiaries will guarantee the payment of principal and interest under the Guaranteed Debentures.

  Investing in the Guaranteed Debentures involves risks. See "Risk Factors" on page S-5.

                                                       Underwriting
                                             Price to  Discounts and  Proceeds to
                                            Public (1)  Commissions  USFreightways
                                            ---------- ------------- -------------
Per Guaranteed Debenture...................         %           %             %
Total......................................   $           $             $

(1) Plus accrued interest, if any, from April  , 2000.

  Delivery of the Guaranteed Debentures in book-entry form only, will be made on or about April , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                   Merrill Lynch & Co.

             The date of this prospectus supplement is April , 2000.

                                 ------------

                               TABLE OF CONTENTS

                                     Page
                                     ----
        Prospectus Supplement
USFreightways Corporation........  S-3
Recent Developments..............  S-4
Risk Factors.....................  S-5
Use of Proceeds..................  S-6
Selected Consolidated Financial
 Data............................  S-7
Description of the Guaranteed
 Debentures......................  S-8
Underwriting..................... S-10
Forward-Looking Information...... S-12
Notice to Canadian Residents..... S-13


               Prospectus
                                    Page
                                    ----
About this Prospectus..............    3
Where to Find More Information.....    3
Incorporation of Documents By
 Reference.........................    3
USFreightways Corporation..........    4
Ratio of Earnings to Fixed Charges.    5
Use of Proceeds....................    5
Description of the Debt Securities.    6
Plan of Distribution...............   11
Legal Opinions.....................   12
Experts............................   12

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                           USFREIGHTWAYS CORPORATION

   As used in this prospectus supplement and the accompanying prospectus, except as the context otherwise requires, references to "us," "we," "our" and "USFreightways" means USFreightways Corporation, together with its consolidated subsidiaries, unless the context clearly expresses otherwise.

   Our principal executive offices are located at 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631; our telephone number is (773) 824-1000; and our Internet website is www.usfreightways.com.

   We were incorporated in Delaware on April 22, 1991. We are a leading full-service provider of transportation services and innovative logistics solutions. We accomplish this through the following decentralized business units:

  .  Regional less than truckload trucking

  .  Logistics

  .  Freight forwarding

  .  Truckload transportation

Regional less than truckload trucking

   We own a group of five regional less than truckload ("LTL") trucking companies which deliver freight overnight and by the second day throughout the United States, Alaska and parts of Canada. Approximately 70% of the freight we deliver for our regional customers is delivered within one day and over 95% is delivered within two days. The companies in our regional LTL group are USF Holland Inc., USF Bestway Inc., USF Red Star Inc., USF Reddaway Inc. and USF Dugan Inc.

   Typically, LTL carriers transport freight weighing 10,000 pounds or less along scheduled routes from many customers to various destinations. These carriers operate a network of terminals and fleets of line-haul and pick-up and delivery tractors and trailers. Freight is picked up from customers by local drivers and consolidated for shipment. The freight is then loaded into intercity trailers and transferred by line-haul drivers to the terminal servicing the delivery area. There, the freight is transferred to local trailers and delivered to its destination by local drivers.

   LTL carriers generally are categorized as regional, interregional or long-haul carriers, depending on the distance freight travels from pick-up to final delivery. Regional LTL carriers usually have average lengths of haul of 500 miles or less and tend to provide overnight or second-day service. Regional LTL carriers usually can deliver the freight directly from the origin terminal to the destination terminal. This avoids the costly and time-consuming use of breakbulk terminals, which are terminals where the freight is rehandled and reloaded to its ultimate destination. In contrast, long-haul LTL carriers (average lengths of haul in excess of 1,000 miles) operate networks of breakbulk and satellite terminals (hub and spoke systems) and rely heavily on the interim handling of freight. Interregional carriers (500 to 1,000 miles per average haul) also rely on breakbulk terminals but less so than long-haul carriers.

   We believe that the regional LTL market is the most attractive segment of the LTL trucking industry. Because the way customers manufacture and distribute their products has changed, there is an increased demand for the direct shipment and delivery of freight. Today, freight is moving over shorter distances to its ultimate destination. Companies are making more use of regional distribution centers and using the services of regional LTL carriers to deliver the products from these centers to their customers. We also believe that the market for our services may continue to grow because (1) substantial capital is required for terminals and trucks and (2) a large number of skilled workers is needed, which makes it difficult for new companies to compete against us in the regional LTL market.

Logistics

   Our logistics companies provide logistics and distribution services in the United States and Canada. The principal companies in the logistics group, USF Logistics Inc., USF Distribution Services Inc. and USF Processors Inc., provide integrated supply chain solutions for their clients, including transportation, warehousing, cross docking, product configuration and reverse logistics. Reverse logistics is the process of handling unsaleable assets (for example, products that are damaged, defective, returned-to-stock, discontinued or recalled). The companies primarily serve clients in the automotive, consumer, food distribution, healthcare, metals, retail, and technology industries. These companies are supply chain partners to many Fortune 500 companies, including Procter & Gamble, Fleming Foods, Becton Dickinson, Ryerson and Microsoft.

Freight forwarding

   Our freight forwarding companies provide domestic and international freight forwarding services. The principal company in the freight forwarding group is USF Worldwide Inc. Freight forwarding involves the handling and management of the transportation of freight to domestic and international destinations using third-party carriers, including pick-up and delivery carriers, commercial airlines and ocean vessels.

Truckload transportation

   Truckload service involves the shipping of freight weighing 10,000 pounds or more from a single shipper to a single destination along an irregular route. The principal company in the truckload group is USF Glen Moore Inc. We deliver shipments from the Mid-Atlantic and Southeast states to the West Coast and into the Midwest states. The average length of our hauls is approximately 1,000 miles.

                              RECENT DEVELOPMENTS

   On January 18, 2000, we entered into an agreement to acquire Transport Corporation of America, Inc., a truckload carrier based in the Minneapolis-St. Paul metropolitan area. We terminated the agreement on February 8, 2000 by mutual agreement.

   In March 2000, we formed USF Worldwide Logistics, a new operating group which integrates our logistics and freight forwarding business units into one cohesive organization. The new organization consists of: USF Logistics, Inc., USF Distribution Services, Inc., USF Processors, Inc., USF eLogistics and USF Worldwide, Inc.

   On April 13, 2000, we released information regarding our financial performance for the first quarter of this year. Net income was $22.3 million (or $0.81 diluted earnings per share) for the quarter, an increase of $4.8 million or 27% over the first quarter of 1999. Operating revenue for the quarter increased to $608.2 million from $513.2 million, an increase of 18.5% over the first quarter of 1999. Operating revenue for the first quarter of 2000 includes approximately $22 million from two acquisitions completed since the first quarter of 1999.

                                  RISK FACTORS

   Before you invest in the Guaranteed Debentures, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase the Guaranteed Debentures.

Increases in fuel costs could reduce profitability

   We depend on diesel fuel to run our trucks. If the cost of fuel increases, our results of operation will be affected even though we are able to charge our customers for a portion of the increase in fuel costs. We are only able to charge our customers for increased fuel costs above a certain price level, so we must bear any increase in fuel costs below that level.

Our growth will depend in part on our ability to identify, acquire and integrate other companies

   Our growth depends in part on our ability to acquire small- to medium-sized trucking, logistics and freight forwarding companies throughout the United States and internationally. We expect to continue to acquire companies as a part of our growth strategy. However, acquisitions involve risks that could cause our actual growth to differ from our expectations. For example:

  . We compete with other companies to acquire transportation services companies. Competition for these acquisitions may increase. If it does, there may be fewer suitable acquisitions and the price for suitable acquisitions may increase.

  . We may be unable to identify suitable acquisition candidates or to acquire additional transportation services companies on favorable terms.

  .  We may enter markets in which we have limited direct experience.

  . We may be unable to successfully integrate the operations of an acquired business, particularly in the period immediately following the acquisition.

  . We may lose customers, key employees and drivers after we acquire a business that could diminish the anticipated benefit of the acquisition.

  . Our management's attention may be diverted from the concerns of our other businesses.

We must keep pace with changes in technology

   The growth of our USF Worldwide Logistics business depends in part on our ability to deliver information and data to our customers in a timely manner. Although we have substantially completed the installation of a new computer network linking our five operating company subsidiaries, we are in the process of extending our network connectivity to include all of our offices, terminals and eventually, tractors. In addition, as the communications, computer software and information technology industries continue to experience rapid technological change, we must update our network to adapt to such changes. We will continue to make enhancements to our disaster recovery plans across all operating entities throughout 2000.

                                USE OF PROCEEDS

   The net proceeds from the sale of the Guaranteed Debentures, after deducting the underwriting compensation and estimated fees and expenses, are expected to
be approximately $        million and will be used (1) to redeem $100,000,000
aggregate principal amount of our 6 5/8% notes due May 1, 2000, (2) to reduce the unsecured lines of credit we have with various banks and (3) for general corporate purposes. The unsecured lines of credit as of the first quarter of 2000 have a weighted average effective cost of approximately 6.2% per year. Pending such use, we may invest the net proceeds temporarily in marketable securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                   Fiscal Year Ended,
                         -------------------------------------------------------------------------
                          (52 Weeks)    (52 Weeks)      (53 Weeks)
                         Dec. 30, 1995 Dec. 28, 1996   Jan. 3, 1998 Dec. 31, 1998(1) Dec. 31, 1999
                         ------------- -------------   ------------ ---------------- -------------
                                          (in thousands, except per share data)
Statement of Operations
 Data:
Operating Revenue.......  $1,144,458    $1,330,972      $1,565,249     $1,834,893     $2,222,442
Income from operations..      67,543        67,128(2)      105,010        129,433        188,868
Interest expense........      (8,884)      (12,144)         (8,461)        (8,784)       (14,003)
Interest income.........         707           649           1,038            757          1,129
Other non-operating
 expense................        (878)         (704)            (92)            88           (414)
                          ----------    ----------      ----------     ----------     ----------
Net income from
 operations before
 income taxes...........      58,488        54,929          97,495        121,494        175,580
                          ----------    ----------      ----------     ----------     ----------
Net income..............  $   33,338    $   31,478(2)   $   56,581     $   71,445     $  104,240
                          ==========    ==========      ==========     ==========     ==========
Diluted Earnings Per
 Share:
  Net income per share..  $     1.51    $     1.40(2)   $     2.19     $     2.70     $     3.79
  Average shares
   outstanding--diluted.      22,123        22,451          25,831         26,496         27,478

--------
(1) For fiscal year 1998, USFreightways Corporation began reporting on a calendar year basis.
(2) Income from operations, net income and earnings per share include the USF Red Star Inc. restructuring charge of $4,050, before income tax, equivalent to $0.10 per share, net of tax.

                         At Dec. 30, At Dec. 28, At Jan. 3, At Dec. 31, At Dec. 31,
                            1995        1996        1998       1998        1999
                         ----------- ----------- ---------- ----------- -----------
Balance Sheet Data:
Working capital.........  $ 30,127    $ 59,229    $ 55,402   $ 50,972   $   (7,416)(1)
Total assets............   578,194     688,508     799,535    974,673    1,212,167
Long-term debt,
 excluding current
 portion................   137,333     178,000     115,000    151,096      133,137
Stockholders' equity....   233,152     269,260     392,200    459,134      558,859

--------
(1) Includes $100,000 of unsecured notes which are payable on May 1, 2000.

                    DESCRIPTION OF THE GUARANTEED DEBENTURES

General

   The following description of the terms of the    % Guaranteed Debentures due
     , 20   offered hereby supplements and modifies the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. The Guaranteed Debentures will be issued under an indenture (we refer to the indenture, as supplemented from time to time, as the "Indenture") among USFreightways Corporation, the Guarantors and Bank One Trust Company, National Association, as the Trustee. The Guaranteed Debentures are unsecured obligations of USFreightways Corporation. They will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The Guaranteed Debentures will
mature on     , 20   . Interest on the Guaranteed Debentures will be paid on
the basis of a 360-day year consisting of twelve 30-day months. The Guaranteed
Debentures will bear interest at the rate of    % per year from April   , 2000,
payable semi-annually on each        and         to the persons in whose name
they are registered at the close of business on         or           preceding
the interest payment date. The first interest payment will be made on       ,
2000. The Guaranteed Debentures are subject to redemption prior to maturity as described below, but are not entitled to the benefit of any sinking fund. They will be issued in book-entry form only without coupons in denominations of $1,000 and integral multiples thereof. See "Book-Entry System."

Optional Redemption

   The Guaranteed Debentures will be redeemable, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Guaranteed Debentures to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such Guaranteed Debentures, discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the
Treasury Rate (as defined below) plus    basis points plus accrued interest on
the principal amount being redeemed to the redemption date.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker (as defined below), as having a maturity comparable to the remaining term of the Guaranteed Debentures to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Guaranteed Debentures.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before such redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not available or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date.

   "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined below) appointed by us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day before such redemption date.

   "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and its successors; provided, however, that, if Credit Suisse First Boston Corporation ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefore another Primary Treasury Dealer.

   "Remaining Scheduled Payments" means, with respect to each Guaranteed Debenture to be redeemed, the remaining scheduled payments of the principal and interest on such Guaranteed Debentures that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment on such Guaranteed Debentures will be reduced by the amount of interest accrued on such Guaranteed Debentures to such redemption date.

   Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Guaranteed Debentures or portions thereof called for redemption.

Additional Guaranteed Debentures

   The Guaranteed Debentures will initially be limited to $         aggregate
principal amount. We may, without the consent of the holders of the Guaranteed Debentures, create and issue additional guaranteed debentures ranking equally with the Guaranteed Debentures in all respects so that such additional guaranteed debentures shall be consolidated and form a single series with the Guaranteed Debentures and shall have the same terms as to status, redemption or otherwise as such Guaranteed Debentures. No additional guaranteed debentures may be issued if an Event of Default has occurred with respect to the Guaranteed Debentures.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated April    , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following principal amounts of the Guaranteed Debentures:

                                                                     Principal
      Underwriter                                                      Amount
      -----------                                                    ----------
      Credit Suisse First Boston Corporation ....................... $
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.........................................
                                                                     ----------
          Total..................................................... $
                                                                     ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all of the Guaranteed Debentures if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Guaranteed Debentures may be terminated.

   The underwriters propose to offer the Guaranteed Debentures initially at the public offering price on the cover page of this prospectus supplement and to
selling group members at that price less a concession of    % of the principal
amount per Guaranteed Debenture. The underwriters and selling group members may
allow a discount of    % of such principal amount per Guaranteed Debenture on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   We estimate that our out-of-pocket expenses for this offering will be
approximately $         .

   The Guaranteed Debentures are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Guaranteed Debentures. However, they are not obligated to do so and may discontinue making a secondary market for the Guaranteed Debentures at any time without notice. No assurance can be given as to how liquid the trading market for the Guaranteed Debentures will be.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

   The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the Guaranteed Debentures in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Guaranteed Debentures originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

   Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Guaranteed Debentures to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

   The underwriters and/or their affiliates have in the past and may in the future provide investment and commercial banking and other related services to USFreightways Corporation in the ordinary course of business for which the underwriters and/or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses. Winston & Strawn, counsel for the representatives, has in the past and may in the future provide legal services to USFreightways Corporation in the ordinary course of business.

                          FORWARD-LOOKING INFORMATION

   Statements and financial discussion and analysis contained in this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements generally will be accompanied by words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "possible," "potential," "predict," "project" or other similar words that convey the uncertainty of future events or outcomes. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning the future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." You should also consider the cautionary statements contained in the reports we file with the SEC.

   Unpredictable or unknown factors not discussed herein could also have material adverse effects on forward-looking statements. All forward-looking statements included in this prospectus supplement and the accompanying prospectus are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Guaranteed Debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Guaranteed Debentures are effected. Accordingly, any resale of the Guaranteed Debentures in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Guaranteed Debentures.

Representations of Purchasers

   Each purchaser of Guaranteed Debentures in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such Guaranteed Debentures without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Guaranteed Debentures to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Guaranteed Debentures acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Guaranteed Debentures acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Guaranteed Debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Guaranteed Debentures in their particular circumstances and with respect to the eligibility of the Guaranteed Debentures for investment by the purchaser under relevant Canadian legislation.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 13, 2000

PROSPECTUS

                           USFreightways Corporation

                                  $400,000,000

                                Debt Securities

                                   ---------

  USFreightways Corporation may use this prospectus from time to time to offer and sell up to $400,000,000 of its debt securities in one or more discrete offerings with a total initial public offering price or purchase price of $400,000,000. The debt securities may be offered in one or more separate series on terms to be determined at the time of sale. The debt securities may be issued as individual securities in registered form without coupons or as one or more global securities in registered form. We may offer the debt securities directly to purchasers or through agents, dealers or underwriters or a syndicate of underwriters.

  We will provide the specific terms for these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                                   ---------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------



            The date of this prospectus is                   , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus......................................................   3
Where to Find More Information.............................................   3
Incorporation of Documents By Reference....................................   3
USFreightways Corporation..................................................   4
Ratio of Earnings to Fixed Charges.........................................   5
Use of Proceeds............................................................   5
Description of the Debt Securities.........................................   6
Plan of Distribution.......................................................  11
Legal Opinions.............................................................  12
Experts....................................................................  12

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total principal amount of $400,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading.

                         WHERE TO FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities:

  .  Annual Report on Form 10-K for the year ended December 31, 1999; and

  . Current Reports on Form 8-K filed with the SEC on January 20, 2000 and February 9, 2000.

   You may request a free copy of these filings by writing or telephoning Christopher L. Ellis, Senior Vice President, USFreightways Corporation, 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, telephone (773) 824-1000.

                           USFREIGHTWAYS CORPORATION

   Our principal executive offices are located at 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631; our telephone number is (773) 824-1000; and our Internet website is www.usfreightways.com.

   We are a leading full-service provider of transportation services and innovative logistics solutions. We accomplish this through the following decentralized business units:

  .  Regional less than truckload trucking

  .  Logistics

  .  Freight forwarding

  .  Truckload transportation

Regional less than truckload trucking

   We own a group of five regional less than truckload ("LTL") trucking companies which deliver freight overnight and by the second day throughout the United States, Alaska and parts of Canada. Approximately 70% of the freight we deliver for our regional customers is delivered within one day and over 95% is delivered within two days. The companies in our regional LTL group are USF Holland Inc., USF Bestway Inc., USF Red Star Inc., USF Reddaway Inc. and USF Dugan Inc.

   Typically, LTL carriers transport freight weighing 10,000 pounds or less along scheduled routes from many customers to various destinations. These carriers operate a network of terminals and fleets of line-haul and pick-up and delivery tractors and trailers. Freight is picked up from customers by local drivers and consolidated for shipment. The freight is then loaded into intercity trailers and transferred by line-haul drivers to the terminal servicing the delivery area. There, the freight is transferred to local trailers and delivered to its destination by local drivers.

   LTL carriers generally are categorized as regional, interregional or long-haul carriers, depending on the distance freight travels from pick-up to final delivery. Regional LTL carriers usually have average lengths of haul of 500 miles or less and tend to provide overnight or second-day service. Regional LTL carriers usually can deliver the freight directly from the origin terminal to the destination terminal. This avoids the costly and time-consuming use of breakbulk terminals, which are terminals where the freight is rehandled and reloaded to its ultimate destination. In contrast, long-haul LTL carriers (average lengths of haul in excess of 1,000 miles) operate networks of breakbulk and satellite terminals (hub and spoke systems) and rely heavily on the interim handling of freight. Interregional carriers (500 to 1,000 miles per average haul) also rely on breakbulk terminals but less so than long-haul carriers.

   We believe that the regional LTL market is the most attractive segment of the LTL trucking industry. Because the way customers manufacture and distribute their products has changed, there is an increased demand for the direct shipment and delivery of freight. Today, freight is moving over shorter distances to its ultimate destination. Companies are making more use of regional distribution centers and using the services of regional LTL carriers to deliver the products from these centers to their customers. We also believe that the market for our services may continue to grow because (1) substantial capital is required for terminals and trucks and (2) a large number of skilled workers is needed, which makes it difficult for new companies to compete against us in the regional LTL market.

Logistics

   Our logistics companies provide logistics and distribution services in the United States and Canada. The principal companies in the logistics group, USF Logistics Inc., USF Distribution Services Inc. and USF Processors Inc., provide integrated supply chain solutions for their clients, including transportation, warehousing, cross docking, product configuration and reverse logistics. Reverse logistics is the process of handling unsaleable assets (for example, products that are damaged, defective, returned-to-stock, discontinued or recalled). The companies primarily serve clients in the automotive, consumer, food distribution, healthcare, metals, retail, and technology industries. These companies are supply chain partners to many Fortune 500 companies, including Procter & Gamble, Fleming Foods, Becton Dickinson, Ryerson and Microsoft.

Freight forwarding

   Our freight forwarding companies provide domestic and international freight forwarding services. The principal company in the freight forwarding group is USF Worldwide Inc. Freight forwarding involves the handling and management of the transportation of freight to domestic and international destinations using third-party carriers, including pick-up and delivery carriers, commercial airlines and ocean vessels.

Truckload transportation

   Truckload service involves the shipping of freight weighing 10,000 pounds or more from a single shipper to a single destination along an irregular route. The principal company in the truckload group is USF Glen Moore Inc. We deliver shipments from the Mid-Atlantic and Southeast states to the West Coast and into the Midwest states. The average length of our hauls is approximately 1,000 miles.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our consolidated ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 1999 is set forth below.

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1995 1996 1997 1998 1999
                                                        ---- ---- ---- ---- ----
      Ratio of Earnings to Fixed Charges .............. 4.8  4.1  7.2  8.4  8.3

   For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges, less interest capitalized during the period. Fixed charges consist of interest expense plus that portion of rental expense that is deemed to represent interest.

                                USE OF PROCEEDS

   Unless we specify otherwise in the applicable prospectus supplement, the proceeds (after deducting the underwriting discount and estimated expenses) to be received by us from the sale of the debt securities will be used for general corporate purposes, including capital expenditures, working capital, acquisitions and the repayment of indebtedness. We have not allocated a specific portion of the net proceeds for any particular use at this time. Until we apply the net proceeds for specific purposes, we may invest them in marketable securities.

                       DESCRIPTION OF THE DEBT SECURITIES

   The debt securities will be issued under an indenture (we refer to the indenture, as supplemented from time to time, as the "Indenture") among USFreightways Corporation, the Guarantors (as defined below) and Bank One Trust Company, National Association (as successor-in-interest to NBD Bank), as Trustee. The following summary of certain provisions of the debt securities and the Indenture is not complete and is subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to our Current Report on Form 8-K filed on May 11, 1999. Whenever particular provisions or defined terms in the Indenture are referred to in this prospectus, such provisions or defined terms are incorporated by reference in this prospectus. Article or Section references used in this prospectus are references to the Indenture.

   The Indenture provides that we may issue the debt securities from time to time in one or more series without any limitation on the principal amount. The debt securities are unsecured obligations of USFreightways Corporation. They will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Substantially all of our U.S. subsidiaries will guarantee the payment of principal and interest under the debt securities.

General

   We will provide information to you about the debt securities in up to three separate documents that progressively provide more detail:

  . This prospectus provides general information that may not apply to each series of debt securities;

  . The prospectus supplement is more specific than this prospectus. To the extent the information provided in the prospectus supplement differs from this prospectus, you should rely on the prospectus supplement; and

  . The pricing supplement, if used, provides final details about a specific series of debt securities. To the extent the pricing supplement differs from this prospectus or the prospectus supplement, you should rely on the pricing supplement.

   Unless we indicate otherwise in the applicable prospectus supplement, principal of and any premium or interest on the debt securities will be payable, and the debt securities may be transferred or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith), at the office or agency of the Trustee in Columbus, Ohio. However, we may elect that payment of interest on registered debt securities be made by check mailed to the address of the appropriate person as it appears on the security register or by wire transfer as instructed by the appropriate person. (Sections 301, 305 and 307).

   The applicable prospectus will include specific terms relating to the offering of specific debt securities. These may include some or all of the following:

  .  the title, denominations, amount and price of the debt securities;

  .  the maturity of the debt securities;

  .  the interest rates of the debt securities;

  .  the currency or currency unit of the debt securities;

  .  any redemption or sinking fund terms;

  .  any provisions for discharge;

  .  whether the debt securities will be registered or unregistered; and

  .  other specific terms associated with the debt securities. (Section 301)

   The debt securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. In such event, the Federal income tax consequences and other special considerations will be described in the applicable prospectus supplement. An "Original Issue Discount Security" is any debt security that provides for the declaration of acceleration of the maturity of an amount less than the principal amount of the security upon the occurrence of an event of default and the continuation of an event of default. (Section 101)

   We may issue the debt securities in fully registered form without coupons or in unregistered form with or without coupons. We also may issue the debt securities in the form of one or more temporary or permanent global securities. Global securities are issued to a depository that holds the securities for the benefit of investors. Book-entry debt securities will be issued as registered global securities. (Section 305)

Guarantees

   Substantially all of our U.S. subsidiaries, as Guarantors, will, jointly and severally, fully and unconditionally guarantee our obligations under the debt securities on an equal and ratable basis subject to the limitation described in the next paragraph. In addition, we will cause any U.S. Person which becomes our subsidiary after the date of the Indenture to enter into a supplemental indenture pursuant to which such subsidiary shall agree to guarantee our obligations under the debt securities. If we default in payment of the principal of, premium, if any, or interest on the debt securities, the Guarantors, jointly and severally, will be unconditionally obligated to duly and punctually pay the same.

   The obligations of each Guarantor under the Guarantee (as defined below) are limited to the maximum amount of which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from, or payments made by or on behalf of, any other Guarantor in respect of the obligations of such other Guarantor under the Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under the Guarantee shall be entitled to contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP (as defined below).

   Notwithstanding the foregoing, but subject to the requirements described below under "Consolidation or Merger," any Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any Person (other than an Affiliate of ours) of all of the capital stock of such subsidiary, or all or substantially all of the assets of such subsidiary, pursuant to a transaction which is in compliance with the Indenture.

   Each Guarantee (including the payment of principal of, premium, if any, and interest on the debt securities) will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of such Guarantor and will rank senior in right of payment to all subordinated indebtedness of such Guarantor.

   "GAAP" means generally accepted accounting principles in effect in the United States which are applicable as of the original issue date of the debt securities under the Indenture and which are consistently applied for all applicable periods.

   "Guarantee" means the guarantee by each of the Guarantors of the debt securities and our obligations under the Indenture.

   "Guarantor" means (1) each of our subsidiaries which is a party to the Indenture on the original issue date of any debt securities under the Indenture and (2) each other of our U.S. subsidiaries that is required to execute a supplemental indenture and become a Guarantor subsequent to the original issue date of any debt securities under the Indenture.

Book-Entry System

   The debt securities initially will be represented by one or more global securities deposited with The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except under the circumstances described below, we will not issue any debt securities in definitive form.

   Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters or agents with the respective principal amounts of the debt securities represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (for interests of persons who are participants) and records maintained by participants (for interests of persons who are not participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

   DTC or its nominee will be considered the sole owner or holder of any debt securities represented by a global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners of record or holders of debt securities under the Indenture.

   We will make principal and interest payments on debt securities registered in the name of DTC or its nominee to DTC or its nominee as the registered holder of the relevant global security. None of us, the Trustee, any paying agent nor the registrar for any debt securities will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

   If DTC at any time is unwilling or unable to continue as a depository and we do not appoint a successor depository within 90 days, we will issue debt securities in definitive form in exchange for the global securities. In addition, we may at any time and in our sole discretion determine not to have debt securities represented by a global security and, in such event, we will issue debt securities in definitive form in exchange for the global securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in the owner's name. Debt securities so issued in definitive form will be issued as registered debt securities in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Limitation on Liens of Stock or Indebtedness of Significant Subsidiaries

   We will not, nor will we permit any Significant Subsidiary (as defined below) to, create, assume, incur or suffer to exist any mortgage, security interest, lien, pledge, charge or any other encumbrance (referred to in this prospectus as a "lien") on any stock or indebtedness of any Significant Subsidiary to secure any Obligation (as defined below) other than the debt securities, without in any such case effectively providing that all the debt securities will be directly secured equally and ratably with such Obligation. These restrictions do not apply to debt secured by:

  . liens on stock or indebtedness of a corporation existing at the time it becomes a Significant Subsidiary;

  . liens on stock or indebtedness of a Significant Subsidiary at the time of the acquisition of such stock or indebtedness; and

  . any extensions, renewals or replacements, in whole or in part, of any lien referred to above. (Section 1008)

   "Obligation" means every obligation for money borrowed and every obligation evidenced by a bond, note, debenture or other similar instrument.

   "Significant Subsidiary" means (1) any subsidiary which had total assets that constituted at least 10% of our total assets on a consolidated basis determined as of the date of the most recent quarterly consolidated balance sheet or (2) any subsidiary which had revenues for the three-month period ending on the date of the most recent quarterly consolidated statement of operations that constituted at least 10% of our total revenues on a consolidated basis.

Consolidation or Merger

   We may consolidate or merge with, or sell all or substantially all of our assets to, another corporation. The remaining or acquiring corporation must assume all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants. Under these circumstances, if our properties or assets become subject to a lien not permitted by the Indenture, we will equally and ratably secure the debt securities. (Section 801)

Events of Default

   An event of default under the Indenture with respect to the debt securities includes the following:

  .  failure to pay interest on the debt securities for 30 days;

  .  failure to pay principal on the debt securities when due;

  . failure to perform any of the other covenants or agreements in the Indenture relating to the debt securities that continues for 60 days after notice to us by the Trustee or holders of at least 10% in principal amount of the outstanding debt securities;

  . failure to pay when due any obligation of ours or any subsidiary having an aggregate principal amount outstanding of at least $5,000,000 that continues for 10 days after notice to us by the Trustee or holders of at least 10% in principal amount of the outstanding debt securities; or

  . certain events of bankruptcy, insolvency or reorganization relating to us or any Significant Subsidiary. (Section 501)

   The Indenture provides that the Trustee will, with certain exceptions, notify the holders of the debt securities of any event of default known to it within 90 days after the occurrence of such event. (Section 602)

   If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing for the debt securities, the Trustee or the holders of not less than 25% in principal amount of the debt securities may declare the principal amount to be due and payable. In such a case, subject to certain conditions, the holders of a majority in principal amount of the debt securities then outstanding can rescind and annul such declaration and its consequences. (Section 502)

   We are required to file an annual officers' certificate with the Trustee concerning our compliance with the Indenture. (Section 1004) Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders unless they have offered the Trustee reasonable security or indemnity. (Section 603) If the holders provide reasonable security or indemnity, the holders of a majority in principal amount of the outstanding debt securities during an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any of the Trustee's trusts or powers with respect to the debt securities. (Section 512)

Modification and Amendment of the Indenture

   We may enter into supplemental indentures with the Trustee without the consent of the holders of the debt securities to, among other things:

  .  evidence the assumption by a successor corporation of our obligations;

  . appoint additional, separate or successor trustees to act under the Indenture;

  .  add covenants for the protection of the holders of the debt securities;

  .  cure any ambiguity or correct any inconsistency in the Indenture; and

  .  establish the form or terms of the debt securities. (Section 901)

   With the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities, we may execute supplemental indentures with the Trustee to add provisions or change or eliminate any provision of the Indenture or any supplemental indenture or to modify the rights of the holders of the debt securities. Without the consent of the holders of all the debt securities, no such supplemental indenture will, with respect to the debt securities:

  .  change their stated maturity;

  .  reduce their principal amount or their interest rate;

  .  reduce the principal amount payable upon their acceleration;

  .  change the place or currency in which they are payable;

  .  impair the right to institute suit for their enforcement;

  .  impair the right to institute suit for the enforcement of any Guarantee;

  . reduce the percentage in principal amount of debt securities, the consent of the holders of which is required for any such supplemental indenture;

  . reduce the percentage in principal amount of debt securities required for waiver of compliance with certain provisions of the Indenture or certain defaults; or

  .  modify provisions with respect to modification and waiver. (Section 902)

Discharge of Indenture

   At our option, we (1) will be discharged from all obligations under the Indenture in respect of the debt securities (except for certain obligations to exchange or register the transfer of the debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain restrictive covenants of the Indenture (including the limitation on liens) with respect to the debt securities, in each case if we deposit with the Trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the debt securities when due. In order to select either option, we must provide the Trustee with an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders of the debt securities will not recognize gain or loss for Federal income tax purposes, as if we had not exercised either option. (Sections 1302 and 1304)

   In the event we exercise our option under (2) above with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the Trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. We would remain liable, however, for such amounts. (Sections 1303 and 1304)

Governing Law

   The Indenture, the debt securities and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

   We maintain lines of credit and have customary banking relationships with Bank One, an affiliate of the Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

   We may offer debt securities directly, through agents or dealers or through one or more underwriters or a syndicate of underwriters in an underwritten offering. In the prospectus supplement for a particular offering, we will describe how the offering of the debt securities will be made, including the names of any underwriters, the purchase price of the debt securities, the proceeds of the offering, estimated expenses, any underwriters' discounts, concessions or commissions.

   If we use underwriters or dealers in the sale, they will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless we state otherwise in the applicable prospectus supplement, the obligations of the underwriters will be to purchase all of such debt securities if they buy any of them. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

   We also may sell the debt securities directly or through designated agents. We will name any agent involved in the offer or sale of debt securities and describe any commissions payable by us to such agent in the applicable prospectus supplement. Unless we indicate otherwise, an agent will act on a best efforts basis for the period of its appointment.

   Any underwriters, dealers or agents participating in the distribution of the debt securities may be deemed to be underwriters under the Securities Act of 1933, as amended. Furthermore, any discounts, concessions or commissions received by them on the sale or resale of the debt securities may be deemed to be underwriting discounts and commission under the Securities Act. We will indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act. These underwriters and agents may be entitled to contribution with respect to payments that the underwriters or agents may be required to make in respect of such liabilities. These underwriters and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

   We may indicate in the applicable prospectus supplement that we have authorized underwriters or agents to solicit offers by certain specified institutions to purchase the debt securities from us at the offering price pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. These delayed delivery contracts will be subject only to those conditions described in the prospectus supplement and to the condition that at the time of delivery the purchase of the debt securities shall not be prohibited under the laws of the jurisdiction to which the purchaser is subject. The prospectus supplement will describe any commission payable for the solicitation of such contracts.

                                 LEGAL OPINIONS

   Sachnoff & Weaver, Ltd., Chicago, Illinois, will pass on the validity of the debt securities for us. Winston & Strawn, Chicago, Illinois, will pass on the validity of the debt securities for any underwriters or agents.

                                    EXPERTS

   The consolidated financial statements and schedules appearing in our Annual Report on Form 10-K for the years ended December 31, 1999 and December 31, 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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